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CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
July 31, 2024

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES SECOND QUARTER 2024 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (the Company) today announced second quarter 2024 results.

Highlights - Second Quarter 2024 Compared to Second Quarter 2023

	6/30/2024	6/30/2023
	(In millions)
Revenue	$156.2	$137.1
Gross profit	$40.5	$27.4
% of revenue	25.9%	20.0%
Operating profit	$10.0	$0.7

Cash flow from operating activities	$37.1	$57.3
Total debt	$50.0	$59.9
Net debt	$12.8	$57.8

•Total revenue of $156.2 million increased 14.0% compared to a year ago
•Gross profit margin expanded by 590 basis points to 25.9% compared to 20.0%
•Operating profit of $10.0 million increased significantly versus $0.7 million a year ago
•Cash provided by operating activities was $37.1 million compared to $57.3 million
•The Company’s outlook for the full year 2024 compared to the full year 2023 includes a modest increase in revenue and a significant increase in operating profit based on gross margin expansion

Results - Second Quarter 2024 Compared to Second Quarter 2023
Total revenue of $156.2 million increased 14.0% compared to $137.1 million in the prior year period. The revenue increase reflected higher volume and a favorable product mix. Revenue increased in the Company’s US, Mexican and Latin American consumer markets and in the global commercial market. Revenue decreased in the Canadian consumer market. The acquisition of HealthBeacon on February 2, 2024 added a new revenue stream in the current quarter that was not material.
Gross profit was $40.5 million, or 25.9% of total revenue, compared to $27.4 million, or 20.0%. The 590 basis point expansion in gross profit margin was primarily due to lower product costs and a favorable product mix.
Selling, general and administrative expenses increased to $30.4 million compared to $26.6 million. The increase was primarily due to the addition of HealthBeacon’s selling, general and administrative expenses as well as overall increases in employee-related costs and advertising expenses.
Operating profit increased significantly to $10.0 million compared to $0.7 million, mostly due to the expansion in gross profit.
Interest expense, net decreased to $0.1 million compared to $0.8 million, primarily due to lower average borrowings outstanding under the Company’s revolving credit facility.
Income tax expense was $3.0 million compared to $0.1 million, commensurate with the change in operating income.
Net income was $6.0 million, or $0.42 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share.

Balance Sheet and Cash Flow
For the six months ended June 30, 2024, net cash provided by operating activities was $37.1 million compared to cash provided of $57.3 million. Net working capital in the current period provided $38.8 million compared to $69.0 million. The 2024 and 2023 periods benefited from a continued focus on collections initiatives that led to improvements in days sales outstanding (DSO). The 2023 period benefited from significant excess inventory reduction activities. Capital expenditures were $1.5 million in the current and prior year periods.
The Company allocated its strong cash flow primarily to fund the acquisition of HealthBeacon and to return value to shareholders through the quarterly dividend and share repurchases. On June 30, 2024, net debt, or total debt minus cash and cash equivalents, was $12.8 million compared to $57.8 million on June 30, 2023. The Company paid $3.1 million in dividends during the second quarter of 2024 and repurchased 220,212 shares of its Class A common stock at prevailing market prices for an aggregate purchase price of $4.0 million.

Outlook for Full Year 2024
In 2024, the retail marketplace for small kitchen appliances is expected to be modestly below 2023. The Company expects that continued progress with its strategic initiatives will enable it to deliver above market revenue performance.
For the full year 2024, the Company continues to expect revenue to increase modestly compared to the full year 2023. As expected, revenue growth in the first half of 2024 was stronger than it is expected to be in the second half, due to year-over-year comparisons. Operating profit for the full year 2024 is expected to increase significantly compared to the full year 2023 based on an expansion of gross profit margin. Operating profit growth in the first half of 2024 is expected to be stronger than in the second half, mostly due to year-over-year comparisons.
The Company is in the process of finalizing the termination of its over-funded US defined benefit pension plan, which is expected to be completed in the third quarter of 2024. Upon termination, the Company expects to benefit from surplus assets, which were $12.2 million as of December 31, 2023. The Company expects to deploy the surplus assets over the next few years to fund other existing employee retirement benefits. The Company expects this planned use of the surplus assets will free cash that otherwise would have been used for this purpose, thereby increasing free cash flow in 2025 and 2026. Also upon termination, the Company expects that the deferred loss within Accumulated Other Comprehensive Income will be recognized as a non-cash charge and reflected in net income. The deferred loss is $6.5 million as of June 30, 2024.
Progress with the Company’s six strategic initiatives is expected to drive revenue growth, expand margins, and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company’s North American market. The following is a summary of each initiative.
Drive Core Growth: This initiative is focused on driving the growth of the Company’s flagship Hamilton Beach® and Proctor Silex® brands in its core North American market. Both brands have a long history of consumer trust, based on quality, durability and innovation. The Company is a leader in developing innovative new products in the small appliance category, which are based on consumer research and designed to improve everyday living. A number of incremental placements of core brand products that were secured last year and this year across multiple categories and retail customers are expected to benefit the Company throughout 2024. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® is the #1 small kitchen appliance brand in the U.S. based on units sold.
Gain Share in the Premium Market: The Company aims to increase its participation in the premium small kitchen appliance market by developing, licensing and acquiring brands. The Company’s owned premium brands are Hamilton Beach Professional® and Weston®. The Company licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers.

Accelerate Growth of Hamilton Beach Health: The Company aims to increase its participation in the large and fast-growing home health and wellness market. In 2021, the Company created the Hamilton Beach Health® brand, drawing on decades of experience as a trusted resource in the home. In February 2024, Hamilton Beach Health acquired HealthBeacon PLC, a medical technology firm and strategic partner of the Company. HealthBeacon develops digitally connected devices that enable patients to manage at home chronic conditions that require the use of injectable medications, and it provides other health services. The primary system offered is called the Smart Sharps Bin™ from Hamilton Beach Health. It is provided to patients in the United States principally through specialty pharmacies and globally through conventional pharmaceutical companies. HealthBeacon’s revenue model is subscription based. The acquisition combines the trusted brand name of Hamilton Beach and the Company’s leadership in innovation, engineering, and product development with HealthBeacon’s digital capabilities, patented technologies, and customer relationships. The Company believes HealthBeacon is an attractive investment with the potential to increase shareholder value over time as the business is scaled and expanded. Growth plans include adding new patients with existing pharmacy customers, attracting new pharmacy customers, and increasing the number of conditions that are treated using the system. In 2024, the Hamilton Beach Health business is expected to have an operating loss due to planned investments in the business and as HealthBeacon continues in the start-up phase. Hamilton Beach Health is expected to contribute to operating profit in 2025. Hamilton Beach Health is exploring additional collaborations to further expand its focus on providing home healthcare management solutions.
Lead in the Global Commercial Market: The Company is a leading provider of commercial small appliances to the food service and hospitality industries worldwide. The Hamilton Beach® brand, with its reputation for performance, reliability and differentiated products, is driving the sales growth of commercial products. The Company develops products that create a competitive advantage in its heritage blending and mixing categories, as well as products that provide for expansion into new categories. The Company’s commercial products are sold in more than 100 countries and more than 50% of the revenue is from outside the U.S. Building strength in ecommerce, which is becoming more important in the commercial market, is also a focus.
Accelerate Digital Transformation: The Company has a well-developed ecommerce capability. This initiative focuses on investments to gain share in the ecommerce market for consumer and commercial products. The Company collaborates closely with omnichannel and online-only retail customers to leverage the fast-paced changes in ecommerce. The Company invests in robust digital marketing to increase awareness and sell-through of its products, including online product content, search engine optimization, and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company’s U.S. distribution center provides the Company with the capability to ship small packages directly to consumers in partnership with retail customers.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company’s portfolio. The Company is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances, and acquisitions to drive growth in all markets.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, August 1, 2024, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health and medical markets. In February 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm and strategic partner of the Company since 2021. HealthBeacon develops connected devices that enable patients to manage at home chronic conditions that require the use of injectable medications, and it provides other health services. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from global military conflicts; (2) the Company’s ability to source and ship products to meet anticipated demand; (3) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (6) bankruptcy of or loss of major retail customers or suppliers; (7) changes in costs, including transportation costs, of sourced products; (8) delays in delivery of sourced products; (9) changes in or unavailability of quality or cost effective suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) product liability, regulatory actions or other litigation, warranty claims or returns of products; (13) customer acceptance of, changes in costs of or delays in the development of new products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2024	2023	2024	2023
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$156,240	$137,109	$284,517	$265,361
Cost of sales	115,744	109,693	213,967	217,035
Gross profit	40,496	27,416	70,550	48,326
Selling, general and administrative expenses	30,397	26,640	61,344	52,559
Amortization of intangible assets	143	50	193	100
Operating profit (loss)	9,956	726	9,013	(4,333)
Interest expense, net	115	773	271	2,042
Other expense (income), net	883	(271)	1,056	(255)
Income (loss) before income taxes	8,958	224	7,686	(6,120)
Income tax expense (benefit)	2,972	114	2,862	(1,453)
Net income (loss)	$5,986	$110	$4,824	$(4,667)

Basic and diluted earnings (loss) per share	$0.42	$0.01	$0.34	$(0.33)

Basic weighted average shares outstanding	14,113	14,081	14,137	14,077
Diluted weighted average shares outstanding	14,127	14,110	14,152	14,077

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30 2024	DECEMBER 31 2023	JUNE 30 2023
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$37,213	$15,370	$2,071
Trade receivables, net	85,038	135,434	89,898
Inventory	130,197	126,554	137,224
Prepaid expenses and other current assets	12,544	9,457	13,793
Total current assets	264,992	286,815	242,986
Property, plant and equipment, net	35,395	27,401	27,241
Right-of-use lease assets	37,486	39,423	41,546
Goodwill	7,099	6,253	6,253
Other intangible assets, net	2,210	1,292	1,392
Deferred income taxes	2,005	2,581	2,853
Deferred costs	14,523	14,613	14,419
Other non-current assets	6,186	6,324	6,687
Total assets	$369,896	$384,702	$343,377
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$96,452	$99,704	$84,098
Revolving credit agreements	50,000	—	—
Accrued compensation	8,244	14,948	7,729
Accrued product returns	6,338	6,232	5,605
Lease liabilities	5,838	6,155	6,088
Other current liabilities	10,773	12,549	11,980
Total current liabilities	177,645	139,588	115,500
Revolving credit agreements	—	50,000	59,911
Lease liabilities, non-current	40,489	41,937	44,480
Other long-term liabilities	6,030	5,910	5,120
Total liabilities	224,164	237,435	225,011
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	114	112	111
Class B Common stock	36	36	36
Capital in excess of par value	73,483	70,401	66,765
Treasury stock	(16,552)	(12,013)	(9,514)
Retained earnings	101,078	99,398	72,563
Accumulated other comprehensive loss	(12,427)	(10,667)	(11,595)
Total stockholders’ equity	145,732	147,267	118,366
Total liabilities and stockholders’ equity	$369,896	$384,702	$343,377

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED JUNE 30
	2024	2023
	(In thousands)
Operating activities
Net income (loss)	$4,824	$(4,667)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,628	2,128
Stock compensation expense	3,084	1,759
Other	1,610	(611)
Net changes in operating assets and liabilities:
Trade receivables	49,582	26,393
Inventory	(7,657)	20,390
Other assets	(2,622)	396
Accounts payable	(3,076)	22,240
Other liabilities	(11,302)	(10,768)
Net cash provided by (used for) operating activities	37,071	57,260
Investing activities
Expenditures for property, plant and equipment	(1,540)	(1,486)
Acquisition of business, net of cash acquired	(7,412)	—
Issuance of secured loan	(600)	—
Repayment of secured loan	2,205	—
Other	—	(150)
Net cash provided by (used for) investing activities	(7,347)	(1,636)
Financing activities
Net additions (reductions) to revolving credit agreements	—	(51,058)
Purchase of treasury stock	(4,539)	(575)
Cash dividends paid	(3,144)	(3,008)
Net cash provided by (used for) financing activities	(7,683)	(54,641)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(252)	182
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	21,789	1,165
Balance at the beginning of the period	16,379	1,905
Balance at the end of the period	$38,168	$3,070

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$37,213	$2,071
Restricted cash included in prepaid expenses and other current assets	50	63
Restricted cash included in other non-current assets	905	936
Total cash, cash equivalents and restricted cash	$38,168	$3,070

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net Debt

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. Net debt is defined as long-term debt less cash and cash equivalents. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	SIX MONTHS ENDED JUNE 30
	2024	2023
	(In millions)
Total debt	$50.0	$59.9
Less: cash	$(37.2)	$(2.1)
Net debt	$12.8	$57.8